Exhibit 99.1

AvalonBay Communities, Inc.

Policy Regarding Shareholder Approval of Future Severance Agreements

Adopted by the Board of Directors on February 16, 2012

Policy

It is the Policy of the Board of Directors (the “Board”) of AvalonBay Communities, Inc. (the “Company”) to not enter into or bind the Company to the terms of any Future Severance Agreement that provides that a Senior Executive, upon such Senior Executive’s departure from or termination from the Company, shall receive Benefits in excess of the Severance Limitation, unless such Future Severance Agreement is approved or ratified by the Company’s shareholders.

Definitions

“Senior Executive” means the Company’s Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Executive Vice President, and any other person who as an officer of the Company is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934.

“Future Severance Agreement” means any employment or other agreement containing severance, termination or retirement provisions entered into after February 16, 2012, or the renewal, modification, or extension of any such agreement that has been entered into on or before such date, but excluding any such agreement which is assumed by the Company as a result of a business combination or acquisition.

“Benefits” mean any of the following given to a Senior Executive upon departure from or termination from the Company in accordance with a Future Severance Agreement:

(i) a lump-sum cash payment (including a payment in lieu of medical and other benefits or a payment in the nature of a “tax gross-up” to help reduce the imposition of a tax);

(ii) the estimated present value of any future payment or stream of payments (including payments in respect of a non-competition agreement or consulting fees);

(iii) any other special award or fringe benefit; and

(iv) the value of any equity award that is given (or the value of accelerating the vesting of a previously awarded equity award).

Benefits shall in no event include the following:

(i) salary, bonus, incentive awards or cash in lieu thereof, vacation pay and other compensation earned or accrued prior to the date of separation of service or calculated by reference to the portion of the year worked prior to separation of service (e.g., a pro rata bonus for the portion of the year worked) or the portion of the period worked in the case of a multi-year performance plan;

(ii) the value of accelerated vesting of a previously awarded restricted equity award if such acceleration is required pursuant to the terms of the plan under which the award was made or pursuant to a model form of agreement that is used regularly for other, more junior officers or for associates of any level who receive similar types of awards;

(iii) payments or distributions made in accordance with, or in a manner permitted by, qualified or non-qualified plans such as a 401(k) plan, a deferred compensation plan, an employee stock purchase plan, or health, life or disability plans;

(iv) payments made outside of a Future Severance Agreement if the Board determines such payment to be in the best interest of the Company, including but not limited to settlement of litigation or threatened litigation or retention arrangements;

(v) post-termination benefits regularly provided to more junior officers or other associates, such as reimbursement of COBRA payments or outplacement services for a period of time; or

(vi) payments that are required by the Company’s bylaws in the nature of indemnification for claims against the Company.

“Severance Limitation” means 2.99 times the sum of (i) the Senior Executive’s annual base salary as in effect immediately prior to the date of the Senior Executive’s termination of employment plus (ii) the Senior Executive’s annual bonus amount (which may be calculated in the Board’s discretion based on the target annual bonus then in effect for the executive, or the actual annual bonus most recently paid to the executive, or an average of recent actual annual bonuses most recently paid to the executive).

Other

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including without limitation, the determination of the value of any noncash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

The Board shall have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.